PRICING SUPPLEMENT                                          File No. 333-97937
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
September 25, 2002)
Pricing Supplement Number: 2286


                             Merrill Lynch & Co., Inc.


                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


Principal Amount:            $50,000,000

Issue Price:                 100% (plus accrued interest from February 3, 2003)

CUSIP Number:                59018YPZ8

Interest Rate:               2.94% per annum

Original Issue Date:         February 6, 2003

Stated Maturity Date:        January 30, 2006

Interest Payment Dates:      Each January 30th and July 30th, commencing on
                             July 30th, 2003 subject to the following Business
                             Day convention.

Repayment at the Option
of the Holder:               The Notes cannot be repaid prior to the Stated
                             Maturity Date.

Redemption at the Option
of the Company:              The Notes cannot be redeemed prior to the Stated
                             Maturity Date.


Form: The Notes are being issued in fully registered book-entry form.

Other Provisions: The Notes offered by this pricing supplement, and the accompanying prospectus supplement and prospectus, have terms and conditions identical to other Medium-Term Notes, Series B that were issued by Merrill Lynch & Co., Inc. (the "Company") on February 3, 2003. The Notes offered hereby and such other, identical Notes previously issued will share the same cusip number 59018YPZ8.

Trustee:                     JPMorgan Chase Bank

Underwriters:                Merrill Lynch, Pierce, Fenner & Smith
                             Incorporated ("MLPF&S"), Morgan Keegan & Company,
                             Inc. and Wachovia Securities, Inc. (the
                             "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead
                             Underwriter.

                             Pursuant to an agreement, dated February 3, 2003 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                             Underwriters                                Principal Amount of the Notes
                             ------------                                -----------------------------

                             Merrill Lynch, Pierce, Fenner & Smith            $47,800,000
                                         Incorporated
                             Morgan Keegan & Company, Inc.                    $ 1,100,000
                             Wachovia Securities, Inc.                        $ 1,100,000
                                                                              ----------
                                                                              $50,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                             The Company has agreed to indemnify the
                             Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                       February 3, 2003